 Exhibit 99.1
Editorial Contacts:
Nate Melihercik, Head of Global Investor Relations - ir@logitech.com
Nicole Kenyon, Head of Global Corporate & Employee Communications - USA (510) 988-8553
Ben Starkie, Corporate Communications - Europe +41 (0) 79-292-3499

Logitech Announces Preliminary Third Quarter Fiscal Year 2023 Results

Company Reduces Fiscal Year 2023 Outlook

LAUSANNE, Switzerland, January 12, 2023 and NEWARK, Calif., January 11, 2023 — SIX Swiss Exchange Ad hoc announcement pursuant to Art. 53 LR — Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced preliminary unaudited financial results ranges for the third quarter of Fiscal Year 2023 ended on December 31, 2022.
•Preliminary third quarter net sales are between $1.26 billion and $1.27 billion, down between 22 and 23 percent in US dollars and 17 and 18 percent in constant currency, compared to Q3 of the prior fiscal year.
•Preliminary GAAP operating income is between $171 million and $176 million, down between 33 and 35 percent, compared to $263 million in the same quarter a year ago. Preliminary GAAP operating margin is expected to be between 13.5 and 13.8 percent.
•Preliminary non-GAAP operating income is between $198 million and $203 million, down between 33 and 34 percent, compared to $302 million in the same quarter a year ago. Preliminary non-GAAP operating margin is between 15.7 and 16.0 percent.
•Preliminary GAAP gross margin is between 37.5 and 37.6 percent. Preliminary non-GAAP gross margin is between 37.8 and 37.9 percent.
•Preliminary GAAP operating expenses are between $301 million and $303 million. Preliminary non-GAAP operating expenses are between $278 million and $280 million, down between 22 and 23 percent.

“We are disappointed in these preliminary third-quarter results. They reflect challenging macroeconomic conditions including a slowdown in sales to enterprise customers in the quarter. Based on the softer than expected third quarter results, and uncertainty in supply availability related to the current Covid outbreak in China, we are reducing our full-year outlook,” said Bracken Darrell, Logitech president and chief executive officer. “We will continue to manage our costs to drive solid operating performance and will provide more detail on our earnings call later this month. We remain confident in our strategy and the long-term trends that fuel our business.”

Outlook
Logitech adjusted its Fiscal Year 2023 outlook to between negative 15 percent and negative 13 percent sales growth in constant currency, and between $550 million and $600 million in non-GAAP operating income. The company had previously provided an outlook of between negative 8 percent and negative 4 percent sales growth in constant currency, and between $650 million and $750 million in non-GAAP operating income.

Financial Disclosure Advisory
These preliminary results ranges presented herein for the third quarter of Fiscal Year 2023 are an estimate, based on information available to management as of the date of this release, and are subject to further changes upon completion of the company’s quarter-end procedures. This press release does not present all necessary information for an understanding of Logitech’s financial condition as of the date of this release, or its results of operations for the third quarter of Fiscal Year 2023.

Financial Results Videoconference and Webcast
As previously communicated, Logitech expects to announce full financial results for Q3 Fiscal Year 2023 on Monday, January 23, 2023 at 9:00 p.m. Eastern Standard Time and Tuesday, January 24, 2023 at 3:00 a.m. Central European Time. Logitech will hold a financial results videoconference to discuss the results on Tuesday, January 24, 2023 at 8:30 a.m. Eastern Standard Time and 2:30 p.m. Central European Time. A livestream of the event will be available on the Logitech corporate website at http://ir.logitech.com.

Use of Non-GAAP Financial Information and Constant Currency

To facilitate comparisons to Logitech’s historical results, Logitech has included non-GAAP adjusted measures, which exclude share-based compensation expense, amortization of intangible assets, acquisition-related costs, and restructuring charges. A preliminary reconciliation of GAAP to non-GAAP operating income, gross profit, and operating expenses is included in the table below.

Logitech believes this information, used together with the GAAP financial information, will help investors to evaluate its current period performance and trends in its business. With respect to the Company’s outlook for non-GAAP operating income, most of these excluded amounts pertain to events that have not yet occurred and are not currently possible to estimate with a reasonable degree of accuracy. Therefore, no reconciliation to the GAAP amounts has been provided for the Fiscal Year 2023 outlook.

Logitech also presents percentage sales growth in constant currency, a non-GAAP measure, to show performance unaffected by fluctuations in currency exchange rates. Percentage sales growth in constant currency is calculated by translating prior period sales in each local currency at the current period’s average exchange rate for that currency and comparing that to current period sales.

About Logitech
Logitech helps all people pursue their passions and is committed to doing so in a way that is good for people and the planet. We design hardware and software solutions that help businesses thrive and bring people together when working, creating, gaming and streaming. Brands of Logitech include Logitech, Logitech G, ASTRO Gaming, Streamlabs, Blue Microphones and Ultimate Ears. Founded in 1981, and headquartered in Lausanne, Switzerland, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI). Find Logitech at www.logitech.com, the company blog or @logitech.

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This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding: our preliminary financial results ranges for the three months ended December 31, 2022, industry trends, operational performance, and outlook for Fiscal Year 2023 sales growth and non-GAAP operating income, and related assumptions. The forward-looking statements in this press release involve risks and uncertainties that could cause Logitech’s actual results and events to differ materially from those anticipated in these forward-looking statements, including, without limitation: completion of the company’s quarter-end procedures, macroeconomic and geopolitical conditions and other factors and their impact, including the COVID-19 pandemic and changes in the COVID-19 pandemic controls and infection levels in China, the war in Ukraine, changes in inflation levels and monetary policies; if our product offerings, marketing activities and investment prioritization decisions do not result in the sales, profitability or profitability growth we expect, or when we expect it; if we fail to innovate and develop new products in a timely and cost-effective manner for our new and existing product categories; if we do not successfully execute on our growth opportunities or our growth opportunities are more limited than we expect; the effect of demand variability, supply shortages and other supply chain challenges; the effect of pricing, product, marketing and other initiatives by our competitors, and our reaction to them, on our sales, gross margins and profitability; if we are not able to maintain and enhance our brands; if our products and marketing strategies fail to separate our products from competitors’ products; if we do not efficiently manage our spending; our expectations regarding our restructuring efforts, including the timing thereof; if there is a deterioration of business and economic conditions in one or more of our sales regions or product categories, or significant fluctuations in exchange rates; changes in trade regulations, policies and agreements and the imposition of tariffs that affect our products or operations and our ability to mitigate; if we do not successfully execute on strategic acquisitions and investments; risks associated with acquisitions; and the effect of changes to our effective income tax rates. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in Logitech’s periodic filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2022, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, and our subsequent reports filed with the SEC, available at www.sec.gov, under the caption Risk Factors and elsewhere. Logitech does not undertake any obligation to update any forward-looking statements to reflect new information or events or circumstances occurring after the date of this press release. Note that unless noted otherwise, comparisons are year over year.

Logitech and other Logitech marks are trademarks or registered trademarks of Logitech Europe S.A. and/or its affiliates in the U.S. and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s website at www.logitech.com.

LOGITECH INTERNATIONAL S.A.
PRELIMINARY RESULTS*
(In thousands) - unaudited
	Low End	High End
SUPPLEMENTAL FINANCIAL INFORMATION	Three Months Ended December 31,	Three Months Ended December 31,
GAAP TO NON-GAAP RECONCILIATION (A)	2022	2022
Net Sales - GAAP	$1,260,000	$1,270,000

Gross profit - GAAP	$473,508	$476,108
Share-based compensation expense	1,324	1,324
Amortization of intangible assets	3,168	3,168
Gross profit - Non-GAAP	$478,000	$480,600

Gross margin - GAAP	37.6%	37.5%
Gross margin - Non-GAAP	37.9%	37.8%

Operating expenses - GAAP	$302,945	$300,545
Less: Share-based compensation expense	14,481	14,481
Less: Amortization of intangible assets and acquisition-related costs	2,810	2,810
Less: Restructuring charges, net	5,654	5,654
Operating expenses - Non-GAAP	$280,000	$277,600

% of net sales - GAAP	24.0%	23.7%
% of net sales - Non-GAAP	22.2%	21.9%

Operating income - GAAP	$170,563	$175,563
Share-based compensation expense	15,805	15,805
Amortization of intangible assets and acquisition-related costs	5,978	5,978
Restructuring charges, net	5,654	5,654
Operating income - Non-GAAP	$198,000	$203,000

% of net sales - GAAP	13.5%	13.8%
% of net sales - Non-GAAP	15.7%	16.0%

*Note: These preliminary results for the three months ended December 31, 2022 are subject to adjustments, including subsequent events that may occur through the date of filing our Quarterly Report on Form 10-Q.

(A) Non-GAAP Financial Measures

To supplement our condensed consolidated financial results prepared in accordance with GAAP, we use a number of financial measures, both GAAP and non-GAAP, in analyzing and assessing our overall business performance, for making operating decisions and for forecasting and planning future periods. We consider the use of non-GAAP financial measures helpful in assessing our current financial performance, ongoing operations and prospects for the future as well as understanding financial and business trends relating to our financial condition and results of operations.

While we use non-GAAP financial measures as a tool to enhance our understanding of certain aspects of our financial performance and to provide incremental insight into the underlying factors and trends affecting both our performance and our cash-generating potential, we do not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial measures. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides useful supplemental data that, while not a substitute for GAAP financial measures, can offer insight in the review of our financial and operational performance and enables investors to more fully understand trends in our current and future performance. In assessing our business during the quarter ended December 31, 2022, we excluded items in the following general categories, each of which are described below:

Share-based compensation expense. We believe that providing non-GAAP measures excluding share-based compensation expense, in addition to the GAAP measures, allows for a more transparent comparison of our financial results from period to period. We prepare and maintain our budgets and forecasts for future periods on a basis consistent with this non-GAAP financial measure. Further, companies use a variety of types of equity awards as well as a variety of methodologies, assumptions and estimates to determine share-based compensation expense. We believe that excluding share-based compensation expense enhances our ability and the ability of investors to understand the impact of non-cash share-based compensation on our operating results and to compare our results against the results of other companies.

Amortization of intangible assets. We incur intangible asset amortization expense, primarily in connection with our acquisitions of various businesses and technologies. The amortization of purchased intangibles varies depending on the level of acquisition activity. We exclude these various charges in budgeting, planning and forecasting future periods and we believe that providing the non-GAAP measures excluding these various non-cash charges, as well as the GAAP measures, provides additional insight when comparing our gross profit, operating expenses, and financial results from period to period.

Acquisition-related costs. We incurred expenses and credits in connection with our acquisitions which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Acquisition related costs include all incremental expenses incurred to effect a business combination. We believe that providing the non-GAAP measures excluding these costs and credits, as well as the GAAP measures, assists our investors because such costs are not reflective of our ongoing operating results.

Restructuring charges, net. These expenses are associated with restructuring plans, and will vary based on the initiatives in place during any given period. Restructuring charges may include costs related to employee terminations, facility closures and early cancellation of certain contracts as well as other costs resulting from our restructuring initiatives. We believe that providing the non-GAAP measures excluding these items, as well as the GAAP measures, assists our investors because such charges are not reflective of our ongoing operating results.

Each of the non-GAAP financial measures described above, and used in this press release, should not be considered in isolation from, or as a substitute for, a measure of financial performance prepared in accordance with GAAP. Further, investors are cautioned that there are inherent limitations associated with the use of each of these non-GAAP financial measures as an analytical tool. In particular, these non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and many of the adjustments to the GAAP financial measures reflect the exclusion of items that are recurring and may be reflected in the Company’s financial results for the foreseeable future. We compensate for these limitations by providing specific information in the reconciliation included in this press release regarding the GAAP amounts excluded from the non-GAAP financial measures. In addition, as noted above, we evaluate the non-GAAP financial measures together with the most directly comparable GAAP financial information.

Additional Supplemental Financial Information - Constant Currency

In addition, Logitech presents percentage sales growth in constant currency to show performance unaffected by fluctuations in currency exchange rates. Percentage sales growth in constant currency is calculated by translating prior period sales in each local currency at the current period’s average exchange rate for that currency and comparing that to current period sales.